Exhibit Page 215

(LETTERHEAD OF RIGGS NATIONAL CORPORATION)

March 22, 2002

Via Edgar

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:   Representations of Arthur Andersen LLP

Ladies and Gentlemen:

In accordance with Temporary Note 3T to Article 3 of Regulation S-X, we have received from Arthur Andersen a letter that indicates their audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the audit engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of their audit. These representations were obtained in conjunction with Arthur Andersen’s consent filed today as Exhibit (23) to the Form 10-K of Riggs National Corporation.

Sincerely,

/s/ Steven. T. Tamburo
Steven T. Tamburo
Executive Vice President and
Chief Financial Officer